Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated and effective as of November 4, 2011, is by and between CNH Global N.V., a company organized under the laws of The Netherlands (“Global”) and CNH Capital LLC, a Delaware limited liability company (“CNHC”).

WITNESSETH:

WHEREAS, Global indirectly owns 100% of the equity interests in CNHC; and

WHEREAS, Global and CNHC believe that it is in their respective best interest to demonstrate Global’s support for CNHC to holders of Debt.

NOW, THEREFORE, in consideration of the foregoing, the mutual advantage and benefit of the parties hereto and other good and valuable consideration, the parties hereto agree as follows:

1.                                       Definitions.  Terms used but not otherwise defined in this Support Agreement shall have the meanings set forth in the consolidated financial statements of CNHC prepared in accordance with GAAP.  As used in this Support Agreement, the following terms have the following meanings:

(a)                                  “Affiliate” means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, such specified person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)                                 “Consolidated Tangible Net Worth” means the total stockholder’s equity, less any noncontrolling interest, less any goodwill and intangible assets, of CNHC and its consolidated subsidiaries, in each case as reported by CNHC in its consolidated financial statements prepared in accordance with GAAP.

(c)                                  “Debt” has the meaning set forth in paragraph 6 below.

(d)                                 “Fixed Charges” for any particular period for CNHC and its consolidated subsidiaries are the sum of (i) interest expense, inclusive of amortized premiums, discounts and capitalized expenses, related to Indebtedness; (ii) capitalized interest; and (iii) the estimated interest component of rental expense, in each case determined on a consolidated basis for such period for CNHC and its consolidated subsidiaries in accordance with GAAP.

(e)                                  “Fixed Charges Ratio” for any particular fiscal quarter for CNHC and its consolidated subsidiaries means the ratio of (i) the sum of Net Earnings Available for Fixed Charges for such fiscal quarter and the immediately preceding three fiscal quarters, to (ii) the sum of Fixed Charges for such fiscal quarter and the immediately preceding three fiscal quarters, of CNHC and its consolidated subsidiaries.

(f)                                    “GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

(g)                                 “Indebtedness” means (i) all obligations for borrowed money or any other indebtedness evidenced by bonds, debentures, notes or other similar instruments, (ii) the obligations under any lease that are required to be classified and accounted for as capital lease obligations under GAAP, (iii) obligations to pay any deferred purchase price of property or services and (iv) guarantees of any such obligations referred to in (i) through (iii) above.

(h)                                 “Net Earnings Available for Fixed Charges” for any particular period for CNHC and its consolidated subsidiaries are the sum of (i) the result of income before taxes, plus Fixed Charges, plus the amortization of capitalized interest, less capitalized interest, less noncontrolling interest in pretax income of subsidiaries that have not incurred any Fixed Charges, in each case determined on a consolidated basis for such period for CNHC and its consolidated subsidiaries in accordance with GAAP; and (ii) all cash capital contributions received by CNHC pursuant to this Support Agreement on or before the 90th day following the end of such period (which contributions shall be so reported and shall be treated as equity contributions for financial reporting purposes).

2.                                       Fixed Charges Ratio.  Global shall make cash capital contributions to CNHC, which contributions may be made directly or indirectly, to the extent that such contributions are necessary to cause the Fixed Charges Ratio of CNHC and its consolidated subsidiaries to be not less than 1.05 for each fiscal quarter of CNHC.  If the Fixed Charges Ratio as calculated for any fiscal quarter of CNHC is less than 1.05, then Global will take timely action to cure such deficiency; provided that such cure will be effected not later than 90 days following the end of the fiscal quarter in which the deficiency occurred.

3.                                       Ownership.  Global or one or more of its direct or indirect wholly-owned subsidiaries or a combination thereof will continue to own at least fifty-one percent of the equity interests of CNHC having voting power for the election of directors or managers; provided, however, that CNHC may merge or consolidate with, or sell or convey all or substantially all of its assets to, Global or one of its direct or indirect wholly-owned subsidiaries if, in connection therewith, Global or such subsidiary shall expressly assume the due and punctual payment of all of CNHC’s Debt.

4.                                       Minimum Net Worth.  Global shall cause CNHC to have, as of the end of any fiscal quarter of CNHC, a Consolidated Tangible Net Worth of at least $50,000,000.  If CNHC’s Consolidated Tangible Net Worth as calculated as of the end of any fiscal quarter of CNHC is less than $50,000,000, then Global will take timely action to cure such deficiency; provided that such cure will be effected not later than 90 days following the end of the fiscal quarter in which the deficiency occurred.  Such maintenance may be achieved either directly or indirectly.

5.                                       No Guarantee.  This Support Agreement is not, and nothing herein contained and nothing done pursuant hereto by Global shall be deemed to constitute, a guarantee by Global of the payment of any Indebtedness of any kind or character whatsoever of CNHC, any of CNHC’s direct or indirect subsidiaries, or any other entity the Indebtedness of which have been guaranteed by CNHC (any such other entity, a “Guaranteed Entity”).

6.                                       Term.  This Support Agreement may be modified, amended or terminated, at Global’s election, upon thirty days prior written notice to CNHC and to Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poors Ratings Services (“S&P”) if (a) such modification, amendment or termination would not result in a downgrade of CNHC rated Indebtedness or of the rated Indebtedness of any Guaranteed Entity (any such rated Indebtedness, “Debt”) by Moody’s or

S&P; or (b) the modification, amendment or notice of termination provides that this Support Agreement will continue in effect with respect to Debt outstanding on the effective date of the modification, amendment or termination; or (c) there is no outstanding long-term Debt.  For purposes hereof, no portion of any Debt shall be considered “outstanding” if such debt shall be defeased or discharged in accordance with the indenture or other governing instrument defining the rights of the holders of such Debt.

7.                                       Waiver.  Global hereby waives any failure or delay on the part of CNHC in asserting or enforcing any of its rights in making any claims or demands hereunder.

8.                                       Rights of Creditors.  The obligations of Global to CNHC pursuant to this Support Agreement are to CNHC only and do not run to, and are not enforceable directly by, any creditor of CNHC or any creditor of any Guaranteed Entity; nor shall this Support Agreement cause Global to be responsible for the payment of any obligations of CNHC or of any Guaranteed Entity to any creditor thereof; provided, however, that the holders of more than 50% of the aggregate outstanding principal amount of all Indebtedness of CNHC (other than any Indebtedness of CNHC owed to any Affiliate of CNHC) shall have the right to demand that CNHC enforce CNHC’s rights under paragraphs 2, 3 and 4 of this Support Agreement and if CNHC fails or refuses to take timely action to enforce such rights such holders may proceed against CNHC to require CNHC to enforce its rights under this Support Agreement.  Except as expressly provided in the immediately preceding sentence, nothing in this Support Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and assigns any rights or remedies under or by reason of this Support Agreement.

9.                                       Successors.  This Support Agreement shall be binding upon, and shall inure to the benefit of, Global and CNHC and their respective successors and assigns.

10.                                 Governing Law.  This Support Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed the day and year first above written.

CNH GLOBAL N.V.

By:	/s/ Andrea Paulis
Name: Andrea Paulis
Title: Treasurer

CNH CAPITAL LLC

By:	/s/ Douglas MacLeod
Name: Douglas MacLeod
Title: Assistant Treasurer